FIFTH AMENDMENT TO
                         PAGENET EMPLOYEES SAVINGS PLAN


         WHEREAS, Paging Network, Inc.("PageNet") maintains the PageNet Employees Savings Plan, as amended and restated effective as of January 1, 1997; and as further amended by the First Amendment, effective as of January 1, 1998; the Second Amendment, effective as of May 24, 1998; the Third Amendment, effective as of October 16, 1998; and the Fourth Amendment, generally effective as of January 1, 1999 (as amended, the "Plan"); and

         WHEREAS, pursuant to Section 14.2 of the Plan, PageNet may amend the Plan at any time; and

         WHEREAS, PageNet desires to amend the Plan to correct a scriveners error occurring in the Fourth Amendment to properly reflect the intended operation of the Plan and its actual operation since January 1, 1997.

         NOW, THEREFORE, pursuant to its authority under Section 14.2 of the Plan, PageNet amends the Plan by this Fifth Amendment effective January 1, 1999; provided, however, in the unlikely event that scriveners error is not available, the effective date of this Amendment shall be the execution date of this Fifth
Amendment:

1. Section 4.7 of the Plan as amended by the Fourth Amendment to the Plan is deleted in its entirety and Section 4.7 as amended by the First Amendment to the Plan is substituted in its place to read as follows:

                  "4.7 Employer Matching. The Employer shall make an Employer Matching Contribution to the Plan for each calendar month in an amount equal to fifty percent (50%) of each qualified Participant's allocated share of any Employer Salary Reduction Contributions for such month, to the extent it does not exceed six percent (6%) of the Participant's Compensation for such month. The Employer Matching Contribution will be reduced by any Forfeitures allocated as matching contributions pursuant to Section 6.6. For this purpose, a Participant shall be qualified to receive allocations of matching contributions only subsequent to the first of the calendar quarter following his or her completion of six
         (6) months of Service."


         IN WITNESS WHEREOF, PAGING NETWORK, INC. has caused this instrument to be executed by its duly authorized officer on this 12th day of February, 1999.

                                                    PAGING NETWORK, INC.


                                                    By:    /s/ Ruth Williams
                                                            --------------------
                                                    Its:   Senior Vice President
                                                           and General Counsel


                                        1